Exhibit 10(d)

January 16, 2004



Mr. Frank Sowinski
21 Sandalwood Drive
Warren, NJ  07059

Dear Frank:

This confirms our offer of employment to you. As we discussed, we believe there is an excellent match here, and I could not be more pleased that you will be assuming a major role with Liz Claiborne, Inc., and its subsidiaries (the "Company").

Here are the particulars:

1. Your title will be Executive Vice President responsible for the Finance & Administration, Information Technology & Customer Service, and Manufacturing, Sourcing, Distribution and Logistics organizations, reporting directly to me.

2. Your annual compensation will include a base salary of $725,000 (paid semi-monthly) with additional bonus potential based upon our Pay for Performance Bonus Plan.

     The Company will make a guaranteed payment to you of $200,000 in March 2005 at the time bonuses are generally paid to Company associates, provided you are employed by the Company at such time. In addition, for 2004, you will be eligible for a performance bonus to be paid in March 2005, in accordance with our Pay for Performance Bonus Plan, provided you are employed by the Company at the time of the bonus payment. A brochure describing this plan in greater detail was provided to you earlier. The "target" bonus that you would be eligible to receive for 2004 is projected to be $235,000. This performance-based bonus will be subject to the provisions of the Company's 162(m) plan in accordance with the performance targets established by the Board of Directors for the 2004 performance year and any bonus grant is ultimately subject to the approval of the Board of Directors in its sole discretion.

3. You will receive a grant of Liz Claiborne stock options covering 40,000 shares, at an exercise price equal to the closing price of Liz Claiborne, Inc. stock on the date of the grant, which shall be your hire date, pursuant to the provisions of our long-term equity program. Additional grants of stock options may be granted annually at the discretion of our Board of Directors.

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Mr. Frank Sowinski
January 16, 2004
Page 2


     You will receive a grant of 30,000 shares in a restricted stock plan called "Growth Shares" ("G-Shares"). Accelerated lifting of the restrictions on this stock is based on our performance relative to a competitor group.

     You receive a grant of 17,000 Key Associate Performance Shares ("KAPS Shares") pursuant to provisions of the plan.

     These grants are subject to the approval of, and will confirmed by our Board of Directors at the January 2004 meeting.

     In the event of termination of your employment, for reasons other than for cause, prior to the vesting of any of the above referenced grants, the Board of Directors may, at its sole discretion, agree to vest a portion of these grants.

     Brochures that describe the features of our stock option, G-Shares, and KAPS shares incentive plans in greater detail were provided to you earlier.

4. You will receive a clothing allowance of $3,900 annually. Your allowance may be used to purchase the Company's apparel and non-apparel products at our retail stores or via our website at the appropriate associate discounted rates. You will receive a copy of the Company's Clothing Allowance Incentive Policy within 2-4 weeks after your start date.

5. You will receive a car allowance of $8,100 payable in semi-monthly installments.

6. You will receive four (4) weeks of paid time off each calendar year, in accordance with our Vacation Policy. For 2004, your paid time off days will be appropriately pro-rated for less than one (1) year of service.

7. You may choose to utilize an executive level Financial Planning package with Ernst & Young. This comprehensive program includes the establishment of financial goals and objectives, the design of an appropriate investment portfolio allocation, unlimited financial counseling and wealth appreciation and retirement plans expressly tailored to suit your needs.

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Mr. Frank Sowinski
January 16, 2004
Page 3



8. You should receive a benefits enrollment package 3-4 weeks after your hire date. If you do not, you should notify the HR Service Center at extension 2957600. Enclosed in the enrollment package you will find instructions on how to enroll using our automated HR First Telephone Enrollment System. You need to call by the date indicated at the top of your Personal Fact Sheet. If you do not enroll prior to your eligibility date, you will not be eligible to apply for benefits until the next open enrollment period.

9. Upon completion of six (6) months of service, you will be eligible to participate in our 401K Savings and Profit Sharing Plan. You will also be eligible to participate in our Supplemental Employee Retirement Program ("SERP") upon satisfaction of the eligibility requirements for such program. More specific details are provided in the package provided to you earlier.

10. In the event that you are terminated by the Company, other than for cause, you will be eligible to receive twelve months severance pay at your then current base salary and benefits continuation upon your execution of the Company's form of release agreement.

11. You will be eligible to participate in the Executive Universal Life Insurance Program offered by the Company in accordance with the Company's policy and at the times set forth in such policy.

12. All terms and conditions of your employment are subject to the provisions of the Associate Handbook, as the same may be revised from time to time.

13. You represent that you are not subject to any restriction or limitation which would prevent you from working for the Company. The Company shall not be responsible or liable for your failure to comply with any agreements or duty owed to any former employers.

14. This offer letter is not intended to affect your "at will" status which means that your employment at the Company is for no definite period and can be terminated at any time by either you or the Company for any or no reason, with or without notice.

15. You will serve as a member of the Executive Council and Leadership Council of the Corporation.

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Mr. Frank Sowinski
January 16, 2004
Page 4



16. You will participate in a Liz Claiborne, Inc. Change-of-Control Payment Arrangement subject to the terms and conditions of the plan. An executive summary and set of frequently asked questions are enclosed.

17. Our offer of employment to you is contingent on a background check and drug screen results that are satisfactory to the Company.

As we discussed, I believe there is a great opportunity here at the Company for an individual with your skills, experience and personal characteristics. The challenges are certainly significant, but so are the personal and professional rewards. We look forward to your joining our team.


Sincerely,

/s/ Paul R. Charron

Paul R. Charron